Exhibit 99.1

BioSig Technologies Announces Strategic Partnership with Mayo Clinic
Ten-year agreement provides know-how, intellectual property development and clinical resources to commercialize the PURE EP™ System and develop future technologies
Minneapolis, MN, March 17, 2017-- BioSig Technologies, Inc. (OTCQB: BSGM), a medical device company developing the PURE EP™ System, a proprietary platform designed to address an unmet technology need for the $4 billion electrophysiology (EP) marketplace, today announced it has signed a ten-year strategic agreement with Mayo Clinic and Mayo Clinic Ventures.  This new, expanded collaboration with Mayo builds upon the work realized under the Advanced Clinical Research Program that was signed with Mayo Clinic in March 2016.

BioSig intends to work closely with Drs. Samuel Asirvatham and K. L. Venkatachalam, leading Mayo electrophysiologists, to develop advanced clinical features and applications for its PURE EP System, as well as to leverage the company’s core competency in physiologic signal processing to develop future technologies.  Mayo is expected to contribute know-how, intellectual property and clinical support to the partnership.  The company expects joint patent filings to come out of the relationship.

Kenneth L. Londoner, Executive Chairman and Founder commented, “We are pleased to strengthen and broaden our relationship with Mayo Clinic and Mayo Ventures to grow our innovation capabilities and deliver superior medical technology.”

Greg Cash, President and CEO added, “Our experience working with Drs. Asirvatham and Venkatachalam has been outstanding and has resulted in three peer reviewed publications to-date.  Adding innovation and intellectual property to the equation should raise this collaboration to a whole new level, likely resulting in better diagnosis and treatment of complex arrhythmias in many patients.”

About BioSig Technologies

BioSig Technologies is a medical device company developing a proprietary technology platform designed to improve the $4 billion electrophysiology (EP) marketplace (www.biosigtech.com). Led by a proven management team and a veteran, independent Board of Directors, Minneapolis-based BioSig Technologies is preparing to commercialize its PURE EP™ System.

BioSig’s technology has been developed to address an unmet need in a large and growing market. The PURE EP System is a novel cardiac signal acquisition and display system which is engineered to assist electrophysiologists in clinical decision making during procedures to diagnose and treat patients with abnormal heart rates and rhythms. BioSig’s main goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia.

Data from the 2016 HRI Global Opportunities in Medical Devices & Diagnostics report shows the global Electrophysiology (EP) market revenues is expected to grow nearly 10% annually, from currently $4 billion to approximately $6 billion by 2020 with accompanying procedure growth close to 10% annually, from 865,000 patients in 2015 to 1,350,000 in 2020. Procedure growth in the United States alone is projected at an 11.0% annual rate, from 250,000 in 2015 to 422,000 in 2020; accompanied by an 11.7% growth in revenues, from $1.85 billion in 2015 to $3.220 billion in 2020.

BioSig has partnered with Minnetronix on technology development and is working toward FDA 510(k) clearance and CE Mark for the PURE EP System. The company has achieved proof of concept validation and tested its prototype at the University of California at Los Angeles (UCLA) Cardiac Arrhythmia Center, and has performed pre-clinical studies at Mayo Clinic in Minnesota and Mount Sinai Hospital in NY. The company continues to perform research and development studies in the form of an Advanced Research Program at Mayo Clinic which began in June 2016. Other prestigious cardiac arrhythmia centers including Texas Cardiac Arrhythmia Institute and UH Case Medical Center in Cleveland also play an important role in the PURE EP technology.

About Mayo Clinic and Mayo Ventures

With more than 32,000 employees in Rochester, Minnesota, Mayo Clinic is the biggest non-government employer in Minnesota with an estimated economic impact exceeding $10 billion.  It is also a research powerhouse, producing new drug therapies, medical devices, software and other cutting edge ideas that have spawned over 100 new companies in the past 15 years through license and strategic deals.  Mayo’s $6 billion “Destination Medical Center” is a major expansion project in Rochester, Minnesota that will rebuild the city’s downtown, add another 30,000 jobs and should turn the area into a worldwide magnet for patient care.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our product candidates.. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Investor Relations:
Brian McLaughlin
BioSig Technologies, Inc.
bmclaughlin@biosigtech.com
 917-370-9817

Robert Haag
IRTH Communications
BSGM@irthcommunications.com
866-976-4784